EXHIBIT 4.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of the common stock, par value $0.00001 per share (the “Common Stock”) of Cerberus Cyber Sentinel Corporation (“us,” “our,” “we,” or “our company”), which is the only security of our company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is intended as a summary only and does not purport to be complete. This description is subject to, and qualified in its entirety by, reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our By-laws (the “By-laws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), each as amended from time to time. You should read the Certificate of Incorporation and the By-laws which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.

Authorized Capital Stock

Our authorized capital stock consists of 300,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”).

Common Stock

Voting Rights. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of our common stock, voting as a single class, are entitled to elect all of the directors of our company. Matters submitted for stockholder approval generally require a majority vote.

Dividends. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of any series of outstanding Preferred Stock.

Liquidation and Dissolution. Subject to the DGCL and the rights, if any, of the holders of one or more series of Preferred Stock created and issued by our Board of Directors, the holders of Common Stock are entitled to receive our assets available for distribution to our stockholders ratably in proportion to the number of shares of our common stock held by them. A merger or consolidation of us with or into another entity, or a sale or conveyance of all or any part of our assets (which does not in fact result in the liquidation, dissolution, or winding up of us and the distribution of our assets to our stockholders) will not be deemed to be a liquidation, dissolution, or winding up for purposes of the prior sentence.

Other Rights. Holders of our Common Stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to issue up to 50,000,000 shares of our Preferred Stock, which may be issued in one or more series upon authorization of our Board of Directors. Subject to the limitations prescribed by our Certificate of Incorporation, our Board of Directors is authorized to establish the number of shares constituting each series of Preferred Stock and to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, powers, preferences and limitations applicable to each series of Preferred Stock. The authorized shares of our Preferred Stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our Preferred Stock, our Board of Directors may determine not to seek stockholder approval. The issuance of Preferred Stock could impede the completion of a merger, tender offer, or other takeover attempt.

Provisions of Our Certificate of Incorporation, By-laws and the Delaware General Corporation Law That May Have Anti-Takeover Effects

The DGCL contains, and our Certificate of Incorporation and our By-laws contain, provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.

Removal of Directors

A director may be removed only by the affirmative vote of the holders of at least a majority of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by vote of a majority of our directors then in office.

Delaware Law

We are subject to Section 203 of the DGCL, an anti-takeover statute. Subject to certain exceptions set forth therein, Section 203 of the DGCL prohibits a business combination with any interested stockholder for a period of three years following the time that the interested stockholder became an interested stockholder, unless (a) prior to such time our Board of Directors approved either the business combination or the transaction which resulted in the interested stockholder becoming an interested stockholder, (b) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced, excluding for purposes of determining our outstanding voting stock (but not our outstanding voting stock held by the interested stockholder) our outstanding voting stock held by our directors and officers and our employee stock plan in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer (if any), and (c) at or subsequent to such time, the business combination is approved by our Board of Directors and authorized at a meeting of our stockholders by the affirmative vote of at least 66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

An interested stockholder generally is defined in Section 203 of the DGCL to include (a) any person (other than the corporation and any of its direct or indirect majority-owned subsidiaries) that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and (b) the affiliates and associates of any such person.

The provisions of Section 203 of the DGCL may encourage persons interested in acquiring us to negotiate in advance with our board of directors and may also have the effect of preventing changes in our management. It is possible that the provisions of Section 203 of the DGCL could make it more difficult to accomplish transactions which one or more of our stockholders may otherwise deem to be in their best interests.

Series of Preferred Stock

Our Certificate of Incorporation empowers our Board of Directors to create and issue, without stockholder approval, one or more series of preferred stock having such powers, preferences, and rights, if any, and such qualifications, limitations, and restrictions, if any, as established our Board of Directors.

Exclusive Forum Provision

Our Certificate of Incorporation provide that unless we consent in writing to the selection of an alternative forum, the United States District Court for the District of Arizona sitting in Phoenix, Arizona, or, if such court lacks jurisdiction, the state district court of Maricopa County, Arizona, shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our shareholders; (c) any action asserting a claim against us or any of our directors, officers, or other employees pursuant to any provision of our certificate of formation or bylaws or the DGCL; and (d) any action asserting a claim against us or any of our directors, officers, or other employees relating to our internal affairs. Any person or entity purchasing or otherwise acquiring or holding any interest in our stock shall be deemed to have notice of and to have consented to jurisdiction and venue in the United States District Court for the District of Arizona sitting in Phoenix, Arizona, and the state district court of Maricopa County, Arizona. If any action within the scope of this provision is filed in violation of such provision (a “violating action”), the violating party shall be deemed to have consented to (a) the personal jurisdiction of such Arizona federal and state courts in connection with any action brought in any such court to enforce such provision and (b) having service of process made upon the violating party in any such action by service upon the violating party’s counsel in the violating action as agent for such shareholder. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees, and may discourage lawsuits with respect to such claims.

We believe that the provisions described above apply to actions arising under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act. There is uncertainty as to whether a court would enforce such provisions, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Securities Transfer Corporation.